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                                                                    EXHIBIT 23.1



The Board of Directors
First American Corporation:



We consent to incorporation by reference in the Registration Statements No.-57387 and No. 33-59844 each on Form S-3 and No. 33-53269, No. 33-57385,
No.-44286, No. 2-81920, No. 2-81685, No. 33-44775, No. 33-63188, No. 33-64161,
No. 333-19577, No. 333-25491, and No. 333-52127 each on Form S-8 of First
American Corporation, of our report dated July 10, 1998, relating to the supplemental consolidated balance sheets of First American Corporation and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated income statements, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of the First American Corporation dated July 14, 1998.


                                            KPMG PEAT MARWICK LLP

Nashville, Tennessee
July 14, 1998